Overseas Shipholding Group Announces CFO Appointment

Tampa, FL - December 4, 2017 - Overseas Shipholding Group, Inc. (NYSE: OSG) (“OSG”) announced today that Richard L. Trueblood was appointed Chief Financial Officer on December 1, 2017. Mr. Trueblood has been serving as OSG’s interim CFO since July.
Mr. Trueblood is a CPA with over 45 years of experience, holding a Bachelor of Science degree in accounting from Bentley University. His broad range of financial and executive experience includes serving as a Florida CFO Group Partner, as Chief Financial Officer at the technology start-up companies Heliotrope Technologies, Inc., Advent Solar Inc., and Troon Golf LLC, and as SVP Finance at NYSE listed Promus Hotel Corporation. Mr. Trueblood was a partner at KPMG where he provided extensive services to clients in strategic business management, mergers and acquisitions, SEC compliance, secondary debt and equity securities offerings, as well as leading KPMG’s real estate practices in Boston, Massachusetts and Orange County, California. He also served as a director for UMB Bank Arizona, N.A. for eight years.
“I am very pleased that Dick is joining OSG as CFO,” said Sam Norton, OSG’s President and CEO.  “In his role as interim CFO since July, Dick has proven to be a valuable member of the management team who has worked tirelessly to contribute to the extensive agenda undertaken by the finance team.  I look forward to his continuing contributions as we move forward in implementing our business plan.”
“I have enjoyed working with the OSG team and gotten to know its business well,” said Trueblood. “It is certainly exciting to be with a leading U.S Flag shipping company with a reputation of being a trusted operating franchise. OSG has a diversified portfolio in the Jones Act market and strong financial profile, and I hope to contribute to its future.”
About Overseas Shipholding Group, Inc.
Overseas Shipholding Group, Inc. (NYSE: OSG) is a publicly traded tanker company providing energy transportation services for crude oil and petroleum products in the U.S. Flag markets. OSG is a major operator of tankers and ATBs in the Jones Act industry. OSG’s 22 active vessel U.S. Flag fleet consists of six active ATBs, two lightering ATBs, three shuttle tankers, nine MR tankers, and two non-Jones Act MR tankers that participate in the U.S. Maritime Security Program. OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in Tampa, FL. More information is available at www.osg.com.
Forward-Looking Statements
This release contains forward-looking statements. All statements other than statements of historical facts should be considered forward-looking statements. Forward-looking statements are based on each of the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K and subsequent Form 10-Q filings. The Company assumes no obligation to update or revise any forward-looking statements.

Investor Relations & Media:
Overseas Shipholding Group, Inc.
Susan Allan
813-209-0620
sallan@osg.com